Exhibit 13

Annual Report 2022

PRESIDENT'S LETTER TO SHAREHOLDERS

This was a year of great success and challenge. Roanoke Gas Company's net income increased by $445,000 or 4% as our Roanoke Gas employees continued their focus on working safely and prioritizing customer needs. Roanoke Gas added 664 new customers, installed another 7 miles of new natural gas main and continued its methane reduction efforts through the SAVE renewal program by replacing 8 miles of main, 605 services and another city gate station. Roanoke Gas has now replaced every gate station in its distribution system, a project that started in 2014. However, the RGC Midstream subsidiary recorded two non-cash impairments totaling $55 million, or approximately 80%, of its Mountain Valley Pipeline (MVP) investment.

Due to ongoing legal and regulatory challenges, MVP was unable to perform any forward construction activity in calendar 2022, leaving total project work just 6% shy of completion. The Roanoke Valley continues to experience solid economic growth and increasing demand for natural gas, as reflected in Roanoke Gas' results. **The <u>need</u> for the clean and affordable natural gas supply that <u>only</u> the MVP can provide continues to <u>increase each year</u>.** Global events underscore the importance of natural gas for the entire United States and our allies in Europe. These needs, which include reducing the cost of natural gas to our customers, are obvious and the MVP would provide quick relief. Alas, the process related to infrastructure permitting is broken. To help protect its future, the United States needs to enact infrastructure permitting reform legislation that facilitates the completion of projects such as the MVP. We will continue to advocate for MVP completion and final restoration of the project right-of-way, both of which are in the public interest.

As with most businesses and consumers, Roanoke Gas is experiencing inflationary pressures in all areas and will be filing for a base rate increase, with new rates effective January 2023. Roanoke Gas last increased base rates in January 2019.

After many months of collaboration and planning, in May we were pleased to announce our partnership with the Western Virginia Water Authority to construct a state of the art facility to produce renewable natural gas. This project will materially reduce methane emissions and provide a small but reliable source of natural gas for our customers. We look forward to the facility coming on-line in early 2023.

As we continue to proudly serve our community with energy delivery, thank you for your support and continued investment in our Company.

Sincerely,

Paul W. Nester
President and CEO

CORPORATE INFORMATION

BOARD OF DIRECTORS

Nancy Howell Agee
President and CEO – Carilion Clinic

Jacqueline L. Archer
President and COO – Blue Ridge Beverage Company, Inc.

Abney S. Boxley, III
President – Boxley Family, LLC

T. Joe Crawford
Retired Vice President and General Manager – Steel Dynamics Roanoke Bar Division

Maryellen F. Goodlatte
Attorney – Glenn, Feldmann, Darby & Goodlatte

Robert B. Johnston
Executive Vice President and Chief Strategy Officer – The InterTech Group, Inc.

J. Allen Layman
Private Investor and Retired President and CEO – Ntelos, Inc.

Elizabeth A. McClanahan
CEO – Virginia Tech Foundation

Paul W. Nester
President and CEO – RGC Resources, Inc.

John B. Williamson, III
Chairman – RGC Resources, Inc.

ANNUAL REPORT AND 10-K

This annual report, 10-K and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

PUBLIC INFORMATION AND SEC FILINGS

Our latest news and Securities and Exchange Commission filings are available to view and print on our website, www.rgcresources.com. Send written notice to Investor Relations to request a printed copy of any Company publication.

ANNUAL MEETING

Our annual meeting of shareholders will be held virtually at the following URL www.virtual shareholdermeeting.com/RGCO2023 on Monday, January 23, 2023, at 11:30 a.m. Proxies will be requested from shareholders when the notice of meeting, proxy statement and form of proxy are mailed on or about December 8, 2022.

Transfer Agent and Registrar:
Broadridge Financial Solutions Inc.
c/o RGC Resources, Inc.
P.O. Box 1342, Brentwood, NY 11717
Phone: (844) 388-9273
Email: shareholder@broadridge.com
Web: shareholder.broadridge.com/rgco/

Analyst and Media Inquiries:
RGC Resources, Inc.
c/o Analyst/Media Inquiries,
P.O. Box 13007, Roanoke, VA 24030
Email: Investor_Relations@RGCResources.com
Web: www.rgcresources.com/investor-financial-information/

519 Kimball Avenue, NE
P.O. Box 13007
Roanoke, Virginia 24030-3007

www.rgcresources.com

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Twitter.com/RoanokeGas

Trading on NASDAQ as RGCO